Exhibit 99.1

Angi Announces CEO Transition

DENVER—October [10], 2022—Today Angi Inc. (NASDAQ: ANGI) a leading and comprehensive solution for all home needs, announced the appointment of Joey Levin, CEO of IAC and Chairman of Angi, to CEO of Angi. Oisin Hanrahan has stepped down as CEO and Director of Angi. Mr. Levin will assume the role of CEO of Angi in addition to his duties as CEO of IAC and will oversee Angi’s executive leadership team and daily management of the company. These changes are effective today.

“Angi is in a strong position—we have established a unified Angi product and brand and have invested deeply in our platform and technology to offer the most complete solution for homeowners available online. Angi is the place to get jobs done,” said Joey Levin, Chairman and CEO of Angi. “I thank Oisin for his leadership and significant contributions to building Angi’s comprehensive product suite and industry-leading customer experience. I believe we are well positioned to pursue a balanced mix of growth and profitability in our two key lines of business, Angi Ads and Leads and Angi Services.”

Continued Mr. Levin, “I look forward to working with the talented team at Angi to delight homeowners, help hard working home improvement professionals grow their businesses and build an enduring brand and category leader.”

“Booking and paying for home services online was unheard of eleven years ago. Now, that happens over a million times a year through Angi,” said Oisin Hanrahan. “I am proud of the transformational change we have made to the home improvement industry during my eleven years at Angi and Handy. And I am deeply proud of the team that brought them to life. I believe they will continue to strengthen the business and support our homeowners and pros under Joey’s leadership.”

About Angi Inc.

Angi (NASDAQ: ANGI) is your home for everything home—a comprehensive solution for all your home needs. From repairs and renovations to products and financing, Angi is transforming every touch point in the customer journey. With over 25 years of experience and a network of over 200,000 pros, we have helped more than 150 million people with their home needs. Angi is your partner for every part of your home care journey.

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially disciplined opportunism will never change. IAC is today comprised of category leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com among many others ranging from early stage to established businesses. IAC is headquartered in New York City with business locations worldwide.

Contacts:

IAC/Angi Investor Relations
Mark Schneider
(212) 314-7400

Angi Corporate Communications
Mallory Micetich
(303) 963-8352

IAC Corporate Communications
Valerie Combs
(212) 314-7251